UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CLST Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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CLST HOLDINGS, INC.

July 17, 2007

Dear Stockholder:

CLST Holdings, Inc.’s (formerly Cellstar Corporation) Annual Meeting of Stockholders on July 31, 2007 is rapidly approaching. This year you are being asked to make a very important decision—choosing between two opposing slates of directors.  On behalf of the CLST Holdings Board (excluding Robert Kaiser), the Company is asking your support of the Company’s experienced nominees, who will act judicially and in the best interests of all stockholders.   You can show your support by simply voting the enclosed WHITE proxy card.

A dissident investor, Timothy Durham, is seeking to replace your current board with his hand-picked group of nominees, including himself, Manoj Rajegowda and Robert Kaiser (who is currently a director of the Company).

CLST Has Taken All Steps to Minimize Costs

In his proxy statement, Mr. Durham says that he wants to “review the Company’s ongoing expenses, operations and obligations with a view to reducing expenses.” The current Board of Directors is following the Plan of Dissolution approved during the Company’s special meeting of stockholders on March 28, 2007.  The Company has sold all of its major assets and only a small administrative staff remains to wind up the Company’s business, file a certificate of dissolution no earlier than seven months following the close of the U.S. sale, which occurred on March 30, 2007, and distribute the remaining assets to stockholders after satisfying all liabilities.  The Company is following the budget and organizational structure prepared by Mr. Kaiser prior to his resignation as CEO and Chairman and approved by the entire Board of Directors.  The only additional costs incurred by the Company have been expenses related to dissident stockholder issues, including expenses associated with the proxy statement dated July 12, 2007, in connection with the Annual Meeting of Stockholders to be held on July 31, 2007.

With respect to Mr. Durham’s assertion that the Company has granted “special compensation” to the Company’s CEO, Sherrian Gunn, the economic terms of Ms. Gunn’s employment agreement were negotiated and approved by Mr. Kaiser prior to his resignation as CEO and Chairman, including the payment of a completion bonus.  Mr. Kaiser hand-picked Ms. Gunn to serve as his successor for the wind-down of the Company.  It was only after Mr. Durham began threatening a proxy fight to take control of the Company that Ms. Gunn requested that she be given a change of control provision similar to that previously given to Mr. Kaiser, the former CEO, in order to protect her in the event there was a change in control of the Company.  Had the Company not agreed to the inclusion of such language, the Company was concerned that Ms. Gunn would resign.

Additionally, the Board has approved the reduction of the annual retainer fee paid to each director who is not an officer or other employee of the Company from $25,000 to $10,000, the reduction of the amount paid to each director from $1,500 to $750 for each meeting of the Board of Directors or committee of the Board of Directors that he attends, and the reduction of the amount paid from $750 to $500 for each telephonic Board of Directors or committee meeting that he attends.  Consistent with current practice, to the extent that any committee meeting is held on the same day as a full Board of Directors meeting or another committee meeting, only one $750 or $500 fee (as applicable) will be paid.

What do other Significant Shareholders Think?

S. Nicholas Walker, managing director of the York group, a holder of 6.9% of the outstanding shares of CLST Holdings, Inc. stated to the Company:

“I believe CLST’s shareholders will be best served by representation of management’s nominees for election as directors of the Company, each of whom has served on the Board since 1999.  Accordingly, I presently intend to vote the shares of the Company owned by the York group of companies for management’s nominees at the annual meeting of shareholders scheduled for July 31, 2007.  I presently intend to do so because I believe that management and the current Board will implement the Plan of Dissolution approved by shareholders on March 28, 2007 and ensure that one or more liquidating distributions are made as soon as practicable.  I am also concerned about the financial burden being imposed upon the Company by this proxy contest and its possible adverse impact upon the liquidating distribution(s) to be made to the shareholders.”

The Durham Group

Mr. Durham’s proxy statement stated that he would “give consideration to a distribution in the near term in excess of the $1.50 dividend declared by the Company on June 27, 2007.” Mr. Durham is unclear how much additional money he would propose distributing to stockholders, when he would propose distributing such sums to stockholders or the basis upon which he reached the conclusion that additional sums are available for distribution in the near term without impairing the Company’s ability to satisfy its legal obligations. Furthermore, Mr. Kaiser, as a current member of the Board, approved the payment of the $1.50 distribution to stockholders.  The Company’s nominees intend to make additional distributions to stockholders as promptly as possible in accordance with the Plan of Dissolution approved by stockholders, but the amount and timing of distributions are subject to uncertainties and depend on the resolution of contingencies.

Of the three nominees proposed by Mr. Durham, only he is a significant holder of CLST Holdings.  Based on Mr. Durham’s disclosures contained in his proxy statement, Mr. Rajegowda owns no shares of stock.  Although Mr. Rajegowda’s employer, MC Investment Partners LLC, a private equity/hedge fund firm which holds 620,407 shares, recently became a participant in Mr. Durham’s proxy solicitation and has indicated its intent to vote its shares for Mr. Durham’s slate, Mr. Rajegowda has no power to direct the vote of such shares.  Similarly, although Mr. Kaiser may be deemed to beneficially own 332,423 shares of stock, his actual ownership is less than it seems since 135,000 of those shares represent unexercised options to purchase shares of stock granted to Mr. Kaiser in connection with his employment by the Company, the exercise prices for which are significantly greater than the current market price for such shares.  Mr. Kaiser cannot vote those shares since he has never exercised those options to purchase.  The Company asks you to question whether Mr. Durham’s stock ownership necessarily means that his slate of nominees will be more likely to manage the Company in the best interests of all stockholders.

Why Did CLST Distribute Funds When It Did?

The proxy statement for the Special Meeting of Stockholders held March 28, 2007, made it clear that that the directors would not distribute funds to the stockholders until the SEC investigation related to the Company’s Asia-Pacific Region was resolved.  Until the Board knew whether the Company would have any liability because of the SEC investigation, it could not determine how much of the proceeds from the asset sales needed to be retained to satisfy any such liability.  Furthermore, if the Board made a distribution prior to resolution of the SEC investigation and subsequently the Company had insufficient funds to satisfy all remaining creditors, there was a possibility that stockholders might be liable under state or federal fraudulent transfer laws to return the amount of the distributions they received. On June 26, 2007, the Company received a letter from the staff of the SEC giving notice of the completion of their investigation with no enforcement action recommended to the SEC.  As a result, on June 27, 2007, the Board declared a cash distribution of $1.50 per share on common stock to holders of record on July 9, 2007.  This distribution will be paid on July 19, 2007.  The Company’s nominees intend to make additional distributions to stockholders as promptly as possible in accordance with the Plan of Dissolution, but the amount and timing of distributions are subject to uncertainties and depend on the resolution of contingencies.

Why has CLST Not Held an Annual Meeting Since 2004?

Mr. Durham correctly points out that CLST Holdings, Inc. has not held an Annual Meeting since 2004.  His proxy statement reads “By not holding an annual meeting, the existing members of the Board of Directors were able to extend their control of the Company and its businesses past the times that their respective terms would otherwise have ended.”  What he does not tell stockholders is that Mr. Kaiser, as CEO and Chairman of the Company, was one of the primary proponents behind the decision to not hold an Annual Meeting. As explained in the proxy statement, the Company’s last annual meeting was held in November 2004, and the next regularly scheduled annual meeting would have been in May 2005.  However, the Company was not able to have a meeting in May 2005 because the Company was unable to timely file its current reports on Form 10-K for fiscal 2004 or Forms 10-Q for the first, second and third quarters of 2005 until it resolved accounting issues relating to certain accounts receivables and revenues in its Asia Pacific Region.  The Company became current with all of its periodic fillings in October 2005.  At that time the Company, under the leadership of Mr. Kaiser, evaluated whether or not to hold an annual meeting.  However, there was a concern that if any members of the current Board decided not to accept a nomination for re-election the Company would have a difficult time finding new independent directors to fill the vacancies in light of the Company’s issues in its Asia Pacific Region.  The Company was particularly concerned that if Mr. Kesler refused to stand for re-election, the Company would be left without an Audit Committee Chairman.  Mr. Kesler had expressed concerns about the viability of the Company and the adequacy of its internal controls, and wanted the Company to examine the possibility of being acquired.  Because the Company was at that time exploring strategic alternatives to enhance stockholder value, including the sale of the Company, it decided to postpone the annual meeting since stockholder approval would be required for any sale or merger, and it would be inefficient and more costly to hold two separate meetings.  The process went on longer than expected, and the sale of the Company was not concluded until March 30, 2007.

The Company urges you to show your support for your Board of Directors by signing, dating and returning the enclosed WHITE proxy card today or by following the instructions for voting by telephone or internet on the enclosed proxy card. Please do not sign or return any green proxy card sent to you by Timothy Durham.    Only your latest dated proxy will be counted, so please return the WHITE proxy card, even if you have previously sent in a green card.  If you have any questions or need assistance voting your shares, do not hesitate to contact D.F. King & Co., Inc. who is assisting us in this matter; toll free at 888-869-7046. The Company sincerely appreciates your continued support.

Your Board (except for Mr. Kaiser who is one of Mr. Durham’s hand-picked nominees) is opposed to Timothy Durham and his nominees and requests that you discard his green proxy card and return the Board’s WHITE proxy card today.

This year’s Annual Meeting of Stockholders will be held on Tuesday, July 31, 2007, at 10:00 a.m., Dallas time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas.

Every stockholder’s vote is important to us, so please be sure to review CLST Holdings’ proxy statement and complete, sign, date and return your WHITE proxy card today.

CLST Holdings, Inc.

1.

Vote by Internet:  Go to the website www.proxyvote.com.  Have your 12-digit control number listed on the voting instruction form ready and follow the online instructions.  The 12-digit control number is located in the rectangular box on the right side of your voting instruction form.

2.	Vote by Telephone: Call toll-free (800) 454-8683. Have your 12-digit control number listed on the voting instruction form ready and follow the simple instructions.
3.	Vote by Mail: Mark, sign, date and return your voting instruction form in the postage-paid return envelope provided.